Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports Results for Fiscal 2015 Fourth Quarter

Meta Closes Fort Knox Acquisition.

2015 Q4 Net Income Increases 38% from Q4 2014.

Sioux Falls, South Dakota – October 30, 2015, Meta Financial Group, Inc. ® (“MFG,” “Meta” or the “Company”)

Transactional Highlights for the fourth quarter and year ended September 30, 2015

Fort Knox Financial Acquisition:
•	On September 8, 2015, Meta completed the previously announced acquisition of substantially all of the assets and liabilities of Fort Knox Financial Services Corporation and its subsidiary, Tax Product Services LLC (together “Refund Advantage”). Meta will continue to provide its Refund Advantage professional tax refund-transfer software services used by independent Electronic Refund Originators and their customers. The purchase price for the acquisition included the payment of approximately $26 million in cash as well as the issuance of 581,260 shares of the Company’s common stock to the shareholders of Fort Knox. The cash portion of the purchase price was funded from the proceeds of the previously announced private placements of the Company’s common stock to certain institutional investors.

•	The Company acquired Refund Advantage assets with estimated fair values of $25.4 million of goodwill; $24.1 million of intangible assets, including customer relationships, trademark, and non-compete agreements; $2.8 million of cash and cash equivalents: and $0.5 million of other assets. The Company also assumed liabilities of $2.4 million consisting of accrued expenses and other liabilities.

•	The Company believes the acquisition to be strategically compelling and anticipates significant revenue opportunities in aggregating MPS services with Refund Advantage’s tax refund processing services as well as offering a new distribution channel for current and future MPS products and services. The Company expects that the acquisition will further diversify the Company’s earnings stream, deliver sizable earnings accretion, and provide timely retained earnings due to the cyclical nature of Refund Advantage in that its business generates substantially all of its revenue and earnings in the first calendar quarter of the year, corresponding with the income tax season, while a substantial portion of its expenses are distributed throughout the year. The expected increase in retained earnings during the first calendar quarter should help support the historical balance sheet growth realized from MPS-related deposits during tax season.

Securities Purchase Agreement:
•	Meta entered into a purchase agreement on September 23, 2015, under which it has agreed to sell to entities affiliated with Brookside Equity Partners LLC an aggregate of 135,625 shares of the Company’s common stock for aggregate consideration of approximately $5.7 million. Closing is expected to occur on December 17, 2015. The Company intends to use the net proceeds from this proposed stock issuance to support increased balance sheet growth and costs associated with recently executed agreements between MetaBank and multiple payment solutions providers.

New and Extended Customer Relationships:
•
Meta's recently announced new program manager InComm moved a relatively large portfolio of a major retailer’s gift cards from another bank to MetaBank near the end of September.  Meta anticipates that additional, but likely smaller, portfolios may move in the future as well as Meta starting new portfolios during this fiscal year.

Quarterly and Year End Results:
•	MFG’s fiscal 2015 fourth quarter net income totaled $4.6 million versus $3.4 million in the fourth quarter of fiscal 2014. Excluding $1.3 million of acquisition-related expenses including amortization of intangibles, $0.4 million related to losses on securities, $0.4 million for a bank owned life insurance payment received and the tax effect of these items of $0.4 million, fiscal 2015 fourth quarter earnings after tax would have been $5.5 million.

•	Net income for the year ended September 30, 2015, was $18.1 million compared to $15.7 million for the prior year. Excluding $2.9 million of acquisition-related expenses including amortization of intangibles, $1.9 million related to losses on securities associated with a portfolio restructuring, $1.3 million for historic loss reimbursements and bank-owned life insurance payments and the tax effect of these items of $1.2 million, fiscal year-to-date earnings after taxes would have been $20.4 million.

•	Net interest income was $15.7 million in the fourth quarter of fiscal 2015, an improvement of $3.4 million, or 28%, compared to $12.3 million in the fourth quarter of fiscal 2014. The increase was primarily driven by growth in loans receivable and increased rates achieved within the loan portfolio, and to a lesser extent, by growth in size and rates realized in other investments, particularly high credit-quality, tax exempt municipal securities.

•	MFG’s fiscal 2015 fourth quarter average assets grew to $2.45 billion, compared to $2.00 billion in the fiscal 2014 fourth quarter, an increase of 22%. Growth drivers primarily were MPS deposits, loan growth, and to a lesser extent, additions to the securities portfolio.

•	Overall cost of funds at MetaBank averaged 0.11% during fiscal 2015, compared to 0.14% for the prior year. The Company’s low cost of funds is driven by non-interest-bearing deposits generated by its MPS division. The Bank’s average non-interest bearing deposits at September 30, 2015 accounted for approximately 89% of its total average deposits. Total average non-interest bearing deposits increased by 24%, or $310.7 million, for the fourth quarter of fiscal 2015 compared to the fourth quarter of fiscal 2014.

•	Total average deposits for the fiscal 2015 fourth quarter increased by $278.6 million, or 18%, compared to the same period in 2014. Total end-of-period deposits increased $291.0 million, or 21%, to $1.66 billion at September 30, 2015, compared to September 30, 2014, with the increase primarily related to the increase in non-interest bearing deposits, offset by a planned decrease in certificates of deposit (“CDs”).

•	Total loans, net of allowance for loan losses, increased $213.3 million, or 43%, to $706.3 million at September 30, 2015, compared to $493.0 million at September 30, 2014. This increase primarily relates to growth in AFS/IBEX commercial insurance premium finance loans and retail bank loans of $106.5 million and $106.1 million, respectively. Gross loans, excluding loans purchased in the current year acquisition of the AFS/IBEX assets, increased 28% from September 30, 2014 to September 30, 2015. AFS/IBEX loans grew $32.4 million, or 44%, from the date of acquisition on December 2, 2014 to September 30, 2015, and 16% (64% annualized), or $14.8 million from the fiscal third quarter of 2015 to the fiscal fourth quarter of 2015.

•	Non-performing assets (“NPAs”) were 0.31% of total assets at September 30, 2015, compared to 0.05% at September 30, 2014, and 0.33% at June 30, 2015. The increase from September 2014 was mainly due to the previously reported downgrade of a large agriculture lending relationship. Excluding the AFS/IBEX portfolio, NPAs were 0.24% of total assets at September 30, 2015.

•	Tangible book value per common share decreased by $3.31, or 12%, to $24.60 per share at September 30, 2015, from $27.91 per share at September 30, 2014. This decrease is primarily attributable to increases in goodwill, intangible assets, and shares issued in connection with the AFS/IBEX and Refund Advantage acquisitions. Partially offsetting this reduction was an increase in retained earnings. The tangible book value per common share, excluding accumulated other comprehensive income (“AOCI”) was $24.30 as of September 30, 2015, compared to $28.47 as of September 30, 2014. Book value per common share outstanding increased by $4.91, or 17%, to $33.24 per share at September 30, 2015, from $28.33 per share at September 30, 2014.

•	Return on average assets (“ROA”) for the year ended September 30, 2015, was 0.78%, compared to 0.81% for 2014. ROA for the year ended September 30, 2015, would have been 0.88%, after giving effect to the aforementioned income and expense exclusions.

•	Return on average equity (“ROE”) for the year ended September 30, 2015, was 8.83%, compared to 10.01% for the same period in 2014. ROE for the year ended September 30, 2015, would have been 9.97%, after giving effect to the aforementioned income and expense exclusions.

•	Total MPS fourth quarter average deposits increased by $313.8 million, or 25%, compared to the same period in 2014, due to growth in existing prepaid card programs and the addition of several new business partners.

•	Card fee income increased $2.0 million, or 16%, for the fiscal 2015 fourth quarter from the same quarter in 2014. Card fee income increased $5.8 million, or 12% for the year ended September 30, 2015, compared to the year ended September 30, 2014. These increases are primarily due to the addition of new and added business from existing business partners.

“Meta’s strong fourth quarter results are reflective of a very transformational year,” said Chairman and CEO J. Tyler Haahr. Mr. Haahr commented, “We closed the Refund Advantage acquisition and welcomed their employees into the Meta family during the fourth quarter. We were able to raise over $26 million in capital from institutional investors to help fund this $52 million transaction. We are currently working on expanding our product suite for Refund Advantage customers and preparing for the 2016 tax season. As the industry is a cyclical business, we expect most of Refund Advantage earnings in the second quarter of fiscal 2016, with small gains or losses relating to this business in the other three quarters, which we think will coincide nicely with our customary, second quarter, tax-related deposit growth.

The investment community continues to show its interest in Meta, and we have announced an agreement to issue $5.7 million in common stock to entities affiliated with Brookside Equity Partners to support additional expected growth opportunities and costs associated with our new payment solutions providers.

We are pleased about significant net interest margin expansion and improved earnings per share in 2015, notwithstanding that we continue to invest heavily in the MPS business and products, which we expect to translate into increased earnings in fiscal 2016 and even more so in 2017. Deposits have increased $291.0 million since September 30, 2014, with growth expected to continue. Over the last year, we have added 33 employees and associated expenses to our new business and product development teams, which we believe will lead to additional revenue growth over time. We are excited to create and expand our products to support our mission of financial inclusion for everyone for deposit and other customers.”

Summary Financial Data *	Three Months Ended			Year Ended
	9/30/2015	6/30/2015	9/30/2014	9/30/2015	9/30/2014
Net Interest Income - millions	$15.7	$14.7	$12.3	$59.2	$46.2
Non Interest Income - millions	15.1	15.4	12.6	58.2	51.7

Net Income - millions	4.6	4.6	3.4	18.1	15.7
Diluted Earnings per Share	0.63	0.66	0.53	2.66	2.53

Net Interest Margin	3.09%	3.00%	2.85%	3.03%	2.80%
Non-Performing Assets - % of Total Assets	0.31%	0.33%	0.05%

* See a more detailed Financial Highlights table at the end of this earnings release.

Financial Summary

Revenue

Total revenue for the fiscal 2015 fourth quarter was $30.8 million, compared to $24.9 million for the same quarter last year, an increase of $5.9 million, or 24%. Total revenue for the year ended September 30, 2015 was $117.4 million, compared to $98.0 million for the same period in 2014, an increase of $19.4 million, or 20%, due primarily to increased revenue from loan growth, including the Company’s new AFS/IBEX division, increased card fee income, and to a lesser extent, income related to other investment securities.

Net Income

The Company recorded net income of $4.6 million, or 63 cents per diluted share, for the three months ended September 30, 2015, compared to net income of $3.4 million, or 53 cents per diluted share, for the same period in fiscal year 2014. The increase in net income was primarily due to an increase of $3.4 million in net interest income, an increase of $2.0 million in card fee income, a $0.4 million decrease in provision for loan loss, a $0.4 million bank-owned life insurance payment and a decrease of $0.6 million in tax expense, offset by an increase of $5.6 million in non-interest expense.

The Company recorded net income of $18.1 million, or $2.66 per diluted share, for the year ended September 30, 2015, compared to $15.7 million, or $2.53 per diluted share, for the same period in fiscal year 2014. Net earnings for the year ended September 30, 2015 were primarily impacted by an increase of $12.9 million in net interest income and an increase of $5.8 million in card fee income, offset primarily by an $18.3 million increase in non-interest expense.

Net Interest Income

Net interest income for the fiscal 2015 fourth quarter was $15.7 million, up $3.4 million, or 28%, from the same quarter last year, primarily due to growth in loan volume and rates achieved on loans receivable, particularly aided by the loans produced at the Company’s AFS/IBEX division. Additionally, the overall increase was driven by higher volume and yields attained from other investments, primarily AAA and AA rated general obligation (“GO”) municipal bonds.

Net Interest Margin

Net Interest Margin (“NIM”) increased from 2.85% in the fiscal 2014 fourth quarter to 3.09% in the fiscal 2015 fourth quarter. This improvement relates to an improved mix of interest earning assets. Essentially, throughout the year, government-related mortgage backed securities (“MBS”) were replaced with higher yielding loans receivable and high credit quality, tax exempt municipal securities. This strategy was planned and completed utilizing principal repayments on the MBS, new deposits generated by MPS, and security portfolio restructurings. NIM expanded from 3.00% in the Company’s third quarter ended June 30, 2015, to 3.09% in the fourth quarter ended September 30, 2015. This continued expansion in NIM primarily relates to a better mix of interest -earning assets, where loan volume and high credit quality, purchases of tax- exempt municipal securities continue to increase, and are due to security portfolio restructurings where the Company increased book yield immediately, while foregoing only a small portion of potential yield increases should longer -term rates rise. Management believes these decisions helped protect and should increase portfolio book yield in the current interest rate environment, while still providing for yield and thus earnings increases if interest rates rise.

Overall, tax equivalent yield (“TEY”) on average earning assets increased by 24 basis points in the 2015 fourth quarter, compared to the 2014 fourth quarter, primarily driven by improved earning asset mix, including a 41% increase in volume within the loan portfolio as well as a 23 basis point increase in loan yields, and increased yields and volume achieved in other investments, particularly tax exempt municipal securities. The yield achieved on our growing loan portfolio is much higher than similar duration investments, particularly for the AFS/IBEX loans, making the increased loan portfolio asset mix more desirable. The fiscal 2015 fourth quarter TEY on MBS decreased by 35 basis points as longer term interest rates decreased materially throughout the fiscal year. However, we believe this creates better opportunities if rates increase in fiscal 2016. Non-MBS investment securities increased by 30 basis points, compared to the same prior year quarter. The 2015 fourth quarter TEY on the securities portfolio increased by 8 basis points compared to the comparable prior year quarter driven by larger volume and yields achieved in non-MBS, particularly the high credit quality, tax exempt securities, which was only partially offset by yield decreases in the MBS portfolio. Furthermore, the increase in non-interest-bearing liabilities was another key factor driving the improvement in NIM and highlights the competitive advantage of the continuous growth of the MPS deposit base, particularly if interest rates rise.

The Company’s average interest- earning assets for the fiscal 2015 fourth quarter grew by $393.4 million, or 20%, to $2.32 billion, from the same quarter last year primarily from growth in the loan and securities portfolios of $200.7 million and $192.7 million, respectively.

Overall, the cost of funds for all deposits and borrowings remained unchanged at 0.12% during the fiscal 2015 and 2014 fourth quarters. This resulted primarily from continuous growth in non-interest-bearing deposits generated by MPS programs. The Company believes its growing, lower, and more stable cost of funds are distinct and significant competitive advantages, both now and even more so if interest rates rise. During a rising rate environment, the Company anticipates that its cost of funds will likely remain low and increase less than at many other banks, while asset yields increase, particularly the floating rate assets, the renewal at potentially higher rates of the short term AFS/IBEX loans, and high coupon MBS realized yield increases, as well as new non-interest bearing deposits being deployed at higher rates, thus providing potential for better NIM.

The Company’s average total deposits and interest-bearing liabilities for the fiscal 2015 fourth quarter increased $376.4 million, or 21%, from the same quarter last year, to $2.19 billion. This increase was generated primarily from an increase in MPS-related, non-interest -bearing deposits of $313.8 million, or 25%, compared to the same quarter last year, offset by planned decreases in CDs.

Net interest income for the year ended September 30, 2015, was $59.2 million, up $13.0 million, or 28%, from the same period in fiscal 2014. Contributing to this increase was a 21 basis point increase in asset yields, a higher proportion of loans as a percentage of total interest earning assets, and increased volume in loans and other investment securities, as well as a three basis point decrease in the average rate paid on interest-bearing liabilities. Average earning assets and interest -bearing liabilities for the year ended September 30, 2015, have increased 20% and 7%, respectively compared to the prior period. The TEY of MBS and other investments was 2.69% for the year ended September 30, 2015, and 2.60% for the same period in 2014.

Non-Interest Income

Fiscal 2015 fourth quarter non-interest income of $15.1 million increased $2.5 million, or approximately 20%, from $12.6 million in the same quarter of 2014, primarily due to increased card fee income from new and existing business partners of $2.0 million, or 16%.

Non-interest income for the year ended September 30, 2015, increased $6.5 million, or 12%, from $51.7 million in the same period in the prior fiscal year, due primarily to an increase in card fee income. MPS fee income increased by $5.8 million, or 12%, due to growth in MPS programs during the fiscal year.

Non-Interest Expense

Non-interest expense increased $5.6 million, or 27%, to $26.2 million for the fiscal 2015 fourth quarter, compared to $20.6 million for the same period in 2014. Compensation expense increased $2.3 million, occupancy and equipment increased $1.0 million and other expense increased $1.7 million primarily due to $0.6 million amortization of intangibles and $0.3 million in regulatory expenses primarily relating to an increase in FDIC insurance due to brokered deposit classification guidance and higher deposit balances. These increases are due mainly to additional product development and IT developer staffing, to support the Company’s growth initiatives, the AFS/IBEX transaction, the Refund Advantage transaction, and to prepare for other potential growth opportunities.

Non-interest expense for the year ended September 30, 2015 increased by $18.3 million, or 23%, to $96.5 million from $78.2 million for 2014. Compensation expense increased $8.3 million, or 22% for fiscal 2015, versus the same period last year due primarily to a 41% increase in overall staffing. In addition, occupancy and equipment expense increased $2.4 million and other expense increased $5.1 million during the same period primarily due to the aforementioned increases in AFS/IBEX division operating expenses and overall Company growth initiatives.

Income tax benefit for the fiscal 2015 fourth quarter was $0.2 million, or an effective tax rate benefit of 3.5%, compared to tax expense of $0.4 million, or an effective tax rate of 10.8%, for the fiscal 2014 fourth quarter. The decrease in the effective tax rate is mainly due to an increase in tax -exempt income compared to pre-tax book income, highlighting one of the benefits of the current and growing high quality, tax -exempt municipal portfolio. Overall, the effective tax rate for 2015 was 7.04%. We anticipate the 2016 tax rate will be higher as the ratio of taxable income compared to pre-tax book income is expected to be higher and will likely be in a range closer to 12% to 18%.

Loans

Total loans, net of allowance for loan losses, increased $213.3 million, or 43%, to $706.3 million at September 30, 2015, compared to September 30, 2014. This increase primarily relates to the AFS/IBEX division commercial insurance premium finance loans and retail bank loan growth of $106.5 million and $106.1 million, respectively. AFS’s loan growth increased $14.8 million, or 16%, from the third quarter 2015 to the fourth quarter 2015. The retail bank’s loan growth increased $41.6 million or 8% from the third quarter 2015 to the fourth quarter 2015.

The Company recorded a provision for loan losses of $1.5 million during the year ended September 30, 2015, primarily due to loan growth and to the downgrade of an agriculture lending relationship, and $0.1 million during the fourth quarter, primarily related to loan growth. The Company’s allowance for loan losses was $6.3 million, or 0.9% of outstanding loans, at September 30, 2015, compared to an allowance of $5.4 million, or 1.1% of total loans, at September 30, 2014. The retail bank’s allowance to total loans ratio at September 30, 2015, was 1.00% of total loans, while the allowance related to the AFS/IBEX commercial insurance premium finance portfolio is 0.27%, which is in line with historical loss experience and industry averages.

Credit Quality

MetaBank’s NPAs at September 30, 2015, were $7.8 million, representing 0.31% of total assets, compared to $1.0 million and 0.05% of total assets, at September 30, 2014. The driver for this increase was the previously announced downgrade of an agricultural lending relationship during the third quarter of fiscal 2015. Excluding the AFS/IBEX portfolio, NPAs were 0.24% of total assets at September 30, 2015. Consistent with September 30, 2014, there were no NPAs within the MPS segment at September 30, 2015.

Investments

Total investments and MBS increased by $178.7 million, or 13%, to $1.60 billion at September 30, 2015, as compared to September 30, 2014. During the year, investment securities increased $263.4 million, primarily resulting from purchases of high credit quality non-bank qualified (“NBQ”) municipal securities, and MBS decreased by $84.7 million as sales and pay downs exceeded purchases.

Average TEY on the securities portfolio increased eight basis points in the fourth quarter of 2015 from the same quarter of 2014. Yields improved on non-MBS investment securities by 30 basis points in the fourth quarter of 2015 over the same quarter of 2014, mainly due to increased yields achieved by disciplined, timely purchases of high credit quality, tax –exempt, NBQ municipal securities. Yields decreased within MBS by 35 basis points in the fourth quarter of 2015 from the same quarter of 2014 as interest rates on the longer end of the yield curve decreased materially. As discussed above, recent MBS portfolio restructurings should provide somewhat of a tailwind to MBS yields because the recent restructuring provided for higher current MBS yields and was not settled and in place for a full month as of the 2015 fourth quarter end. The Company anticipates decreased premium amortization, and thus, higher yields, with the recent portfolio restructurings, and focus on minimizing prepayment speed increases by selecting agency MBS that have certain characteristics intended to make the Company’s agency MBS holdings less susceptible to these increased prepayment speeds, while still allowing yields to increase significantly if interest rates increase from current levels.

The Bank continues to execute its investment strategy of primarily purchasing U.S. Government -related securities and U.S Government -related MBS as well as AAA- and AA -rated NBQ municipal bonds; however, the Bank also is reviewing opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise. The NBQ municipal bonds are tax –exempt, and as such, have a TEY higher than their book yield. With the Company’s large volume of non-interest-bearing deposits, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.

Deposits and Other Liabilities

Total average deposits for the fiscal 2015 fourth quarter increased by $278.6 million, or 18%, compared to the same period in 2014. Total end-of-period deposits increased $291.0 million, or 21%, to $1.66 billion at September 30, 2015, compared to September 30, 2014, with the increase primarily related to the increase in non-interest bearing deposits, offset by a planned decrease in CDs. Average non-interest-bearing checking deposits for the 2015 fourth quarter were up $310.7 million, or 24%, compared to the same period in 2014. Non-interest-bearing checking was up $322.4 million at September 30, 2015, from September 30, 2014. The average balance of total deposits and interest-bearing liabilities was $2.19 billion for the three-month period ended September 30, 2015, compared to $1.81 billion for the same period in 2014.

Business Segment Performance

Meta Payment Systems

For the fiscal 2015 fourth quarter, MPS recorded earnings of $1.6 million, compared to $1.9 million during the same period last year, primarily due to higher investments in personnel to prepare for and leverage anticipated future growth and to develop and market new products and services, offset in part by increased card fee income. Total fourth quarter 2015 average MPS-generated deposits increased by $313.8 million, or 25%, due to growth in prepaid card programs, compared to the same quarter in 2014.

Retail Bank

The Retail Bank segment recorded earnings of $3.0 million for the fourth quarter of fiscal 2015, compared to earnings of $1.5 million in the fourth quarter of 2014. The increase was primarily driven by growth in loans receivable and in the securities portfolio and increased rates achieved within the loan portfolio.

Capital Ratios

At September 30, 2015, the Bank exceeded federal regulatory minimum capital requirements to remain classified as a well-capitalized institution. The Company took the AOCI opt-out election; under the new rule, non-advanced approach banking organizations were given a one-time option to exclude certain AOCI components. The Company’s Tier 1 (core) capital to adjusted total assets ratio was 9.36%, compared to a well-capitalized requirement of 5.0%; its Common Equity Tier 1 (“CET1”) capital to risk-weighted assets ratio was 19.85%, compared to a well-capitalized requirement of 6.5%; the Company’s Tier 1 (core) capital to risk-weighted assets ratio was 20.54%, compared to the well-capitalized requirement of 8.0%; and its total capital to risk-weighted assets ratio was 21.12%, compared to a well-capitalized requirement of 10.0%. The Company’s Tier 1 (core) capital to average adjusted total assets ratio was 9.37%. The foregoing capital amounts and ratios are estimated.

MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio for the quarter was 8.80%.

The table below includes certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity.

Regulatory Capital Data (1)

	Company (Actual)		Bank (Actual)		Minimum Requirement For Capital Adequacy Purposes		Minimum Requirement To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
September 30, 2015

Tier 1 (core) capital (to adjusted total assets)	$224,426	9.36%	$213,219	8.89%	$8,977	4.00%	$11,221	5.00%
Common equity Tier 1 (to risk-weighted assets)	216,931	19.85	213,219	19.52	9,762	4.50	14,101	6.50
Tier 1 (core) capital (to risk-weighted assets)	224,426	20.54	213,219	19.52	13,466	6.00	17,954	8.00
Total qualifying capital (to risk-weighted assets)	230,820	21.12	219,613	20.11	18,466	8.00	23,082	10.00

(1) Regulatory capital amounts and ratios are estimated.

The following table provides a reconciliation of the amounts included in the table above.

Reconciliation:

Standardized Approach (1)
September 30, 2015
(Dollars in Thousands)

Total equity	$271,335
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	36,642
LESS: Certain other intangible assets	13,431
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	1,876
LESS: Net unrealized gains (losses) on available-for-sale securities	2,455
Common Equity Tier 1 (1)	216,931
Long-term debt and other instruments qualifying as Tier 1	10,310
LESS: Additional tier 1 capital deductions	2,815
Total Tier 1 capital	224,426
Allowance for loan losses	6,394
Total qualifying capital	230,820

(1)	Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc.® (the “Company”) is the holding company for its wholly-owned subsidiary, MetaBank® (the “Bank”). The Bank is a federally-chartered savings bank which operates ten full service branch banking offices in four market areas in Iowa and South Dakota: Northwest Iowa, Brookings, Central Iowa, and Sioux Empire, one non-retail service branch in Memphis, Tennessee, and three non-branch offices located in Texas, California and Kentucky related to the Bank's AFS/IBEX and Refund Advantage operations. In addition, the Bank’s home office is located at 121 East Fifth Street in Storm Lake, Iowa. Our Meta Payment Systems division offers prepaid cards and other payment industry products and services nationwide. Our AFS/IBEX division provides nationwide commercial insurance premium financing for business and insurance agencies and has two agency offices, one in Dallas, Texas, and one in Southern California.

The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: statements about the terms, timing, completion, and effects of the Company’s proposed private placement transaction with BEP IV LLC and BEP Investors LLC; the potential benefits of the acquisition of Fort Knox Financial Services Corporation and its wholly-owned subsidiary, Tax Product Services LLC (collectively, “Fort Knox”); important components of the Company's balance sheet and statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the businesses of the Bank and Fort Knox may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the risk that sales of Fort Knox products by the Bank may not be as high as anticipated; the expected growth opportunities or cost savings from the acquisition may not be fully realized or may take longer to realize than expected; customer losses and business disruption following the acquisition, including adverse effects on relationships with former or current employees of Fort Knox, may be greater than expected; regulatory reception to the Fort Knox business may not be as anticipated and the Company may incur unanticipated or unknown losses or liabilities on a post-acquisition basis, including risks similar to those expressed above, especially given the Company’s entry into a new line of business; the risk that the Company may incur unanticipated or unknown losses or liabilities as a result of the completion of the transaction with Fort Knox; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of, and acceptance of new products and services, offered by the Company, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the FDIC, which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the MPS division; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our deposit base, a substantial portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; the success of the Company at managing and collecting assets of borrowers in default; and the Company not being able to complete the proposed private placement transaction with BEP IV LLC and BEP Investors LLC on the terms described above, other acceptable terms, or at all because of a number of factors, including the failure to satisfy closing conditions in the purchase agreement.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are reflected under the headings “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2014, March 31, 2015, and June 30, 2015, and other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made, from time to time, by or on behalf of the Company or its subsidiaries.

ADDITIONAL INFORMATION

Securities to be issued upon the closing of the proposed private placement transaction referenced in this press release have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and unless so registered, any such securities sold may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement with the SEC covering the resale of the shares sold in the private placement following the closing of the private placement transaction. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Financial Highlights

Consolidated Statements of Financial Condition
(Dollars In Thousands)
	September 30, 2015	September 30, 2014
Assets
Cash and cash equivalents	$27,658	$29,832
Investments and mortgage-backed securities	1,601,831	1,423,149
Loans receivable, net	706,256	493,007
Other assets	193,960	108,043
Total assets	$2,529,705	$2,054,031

Liabilities
Deposits	$1,657,534	$1,366,541
Other borrowings	561,317	497,721
Other liabilities	39,519	14,967
Total liabilities	2,258,370	1,879,229

Stockholders' equity	271,335	174,802
Total liabilities and stockholders' equity	$2,529,705	$2,054,031

Consolidated Statements of Operations

	For the Three Months		For the Twelve Months Ended
	Ended September 30:		Ended September 30:
(Dollars In Thousands, Except Share and Per Share Data)	2015	2014	2015	2014

Interest income	$16,363	$12,870	$61,607	$48,660
Interest expense	660	567	2,387	2,398
Net interest income	15,703	12,303	59,220	46,262
Provision for loan losses	124	550	1,465	1,150

Net interest income after
provision for loan losses	15,579	11,753	57,755	45,112
Non-interest income	15,106	12,607	58,174	51,738
Non-interest expense	26,201	20,590	96,506	78,231

Income before income tax expense	4,484	3,770	19,423	18,619
Income tax expense	(155)	406	1,368	2,906

Net income	$4,639	$3,364	$18,055	$15,713

Earnings per common share
Basic	$0.64	$0.54	$2.68	$2.57
Diluted	$0.63	$0.53	$2.66	$2.53

Selected Financial Information

For the Year Ended September 30,	2015	2014

Return on average assets	0.78%	0.81%
Return on average equity	8.83%	10.01%
Average shares outstanding for diluted earnings per share	6,794,800	6,198,409

At Period Ended:	September 30, 2015	September 30, 2014

Equity to total assets	10.73%	8.51%
Book value per common share outstanding	$33.24	$28.33
Tangible book value per common share outstanding	$24.60	$27.91
Tangible book value per common share outstanding excluding AOCI	$24.30	$28.47
Common shares outstanding	8,163,022	6,169,604
Non-performing assets to total assets	0.31%	0.05%